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                              CENTERIOR EXHIBITS
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                                                                Exhibit 10e(1)

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                                                                  EXHIBIT 10e(1)



                                        June 29, 1995


Mr. Donald C. Shelton
Perry Nuclear Power Plant
10 Center Road
Perry, Ohio  44081

     Re:  Employment Agreement

Dear Mr. Shelton:

     This will confirm the agreement between you and Centerior Service Company (the "Company"), effective July 1, 1995, with respect to the terms of your employment by the Company, as follows:

     1. The Company agrees to employ you, and you agree to serve, in a full-time senior executive capacity, until August 31, 1996, at which time you agree that your employment with the Company and its affiliates will terminate. Effective as of July 1, 1995 and during this period your annual base salary will be $225,000, payable bi-weekly.

     2. Your duties will be those as Senior Vice President - Nuclear of the Company effective as of July 1, 1995; however, these may be changed to other duties of a senior executive nature as may be determined by the Chief Executive Officer and/or the Board of Directors of the Company.

     3. Your employment, pursuant to this Agreement, will terminate upon August 31, 1996 or upon your earlier death or if, in the opinion of the Board of Directors, you are disabled or have failed to perform your duties as a senior executive of the Company. Upon your written request, the Board of Directors may, but is not obligated to, consent to your termination of employment at any time prior to August 31, 1996.

     4.   As an inducement to and in consideration of your employment commitment pursuant to this Agreement, the Company agrees to provide you (or if you are deceased, your spouse) with certain pension and other employee benefits, namely:
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Mr. Donald C. Shelton
June 29, 1995
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     (a)  As a full-time employee of the Company and throughout your employment under this Agreement, you will be entitled to participate, in accordance with the terms thereof, in each of the Company's employee benefit plans as are available to other senior executive officers of the Company except for incentive compensation benefits and pension benefits which shall be payable as provided in paragraphs 4(b) and 4(c) below. In addition, upon termination of this agreement in accordance with the terms hereof, you will be entitled to normal retiree welfare benefits.

     (b) You shall be entitled to participate in the Company's existing incentive compensation plan on the same terms and conditions as other vice presidents of the Company. You shall receive a partial year incentive compensation award, if any such award is granted under that plan, in the year this agreement terminates based on the actual number of months of service in that year divided by twelve. Also, you shall have the opportunity to receive, pursuant to this agreement, an additional incentive compensation award of up to 30% of your annual base salary contingent upon achievement of certain nuclear generation goals to be approved by the Company. You shall receive a partial year award of such additional incentive compensation opportunity in the year this agreement terminates, if any such opportunity is realized, based on the actual months of service in that year divided by twelve. The additional incentive compensation award provided pursuant to this paragraph 4(b) shall not be included in the calculation of pension benefits as provided in paragraph 4(c).
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Mr. Donald C. Shelton
June 29, 1995
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     (c)  If you continue in the employ of the Company and continue the full performance of your duties hereunder through August 31, 1996, or such earlier date as may be approved by the Board of Directors, the Company will provide through the Pension Plan of the Company and by direct payments to you (or if you are deceased, your spouse) of the full amount of benefits to which you or she would otherwise be entitled to receive under the Pension Plan of the Company and at the time or times provided in such Plan, all as if the design features of the Company's 1993 Voluntary Transition Program were applied to your pension benefit calculation effective as of August 31, 1996, or such earlier date as may be approved by the Board of Directors, and as if the commuted benefit payment option were based on the lump sum factor for you under the Pension Plan in effect on July 1, 1993 or August 31, 1996 (or the actual date of retirement if earlier), whichever results in a higher commuted benefit amount; provided, however, that the Company's obligation to provide such benefits will be reduced by the amounts payable to you or on your behalf under such Pension Plan. In addition, you will be credited with 1.75 additional years of service for purposes of the foregoing normal pension benefit calculation. If your employment under this Agreement is terminated by the Board of Directors prior to August 31, 1996 by reason of your failure to perform your obligations and duties under this Agreement, the Company's only obligation to you will be the payment of the pension benefit described in this paragraph 4(c). If you voluntarily terminate employment from the Company prior to August 31, 1996 without Board of Directors' consent, the Company will have no obligation to provide the pension benefits described in this paragraph 4(c) or any other payment or benefit described in this agreement.

     (d) The Company will also provide you with certain relocation benefits upon termination of this agreement provided such relocation is completed within twelve months of such termination. The relocation benefits to be provided are as follows:
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Mr. Donald C. Shelton
June 29, 1995
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           (i)    Household Moving Expense;

           (ii)   Closing Costs - Existing House;

           (iii) Miscellaneous Expenses (not to exceed $10,000) such as points or loan origination fees, house cleaning or painting; and

           (iv) Federal Income Tax Gross-Up on items (i), (ii) and (iii) above.

     5. Your rights under this Agreement will not be transferable or subject to encumbrance of any nature except that upon your death, such rights will inure to the benefit of your executors, administrators, personal representatives or assigns.

     6. You agree that during the term of this agreement you will provide no similar services to any corporation, partnership, association, business or activity which, in the Company's reasonable opinion, is then competitive with any business or type of enterprise conducted or engaged in by the Company, except with the written consent of the Company. Any violation of this provision of the agreement will cause the agreement to be null and void and any right you may have to future payments hereunder shall be cancelled. Otherwise you will be free to engage in other professional and/or business activities which do not impair your ability to perform this agreement.

     7. All information disclosed by the Company to you which is not or does not become available to the public shall be treated by you as confidential information and shall not be disclosed to third parties. You agree not to publish either as author or co-author, without prior written approval by the Company, any information that may be developed by you in performance of your services for the Company.

     8. Unless otherwise instructed, in the performance of your services under this agreement, approvals and requests on behalf of the Company shall be given by Robert J. Farling, Chief Executive Officer of the Company, or his designee or, in the event that Robert J. Farling shall cease to serve as Chief Executive Officer of the Company, the then Chief Executive Officer of the Company, or such person as the Board of Directors of Centerior may designate for such purposes.
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Mr. Donald C. Shelton
June 29, 1995
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     9.   This Agreement will be governed by and construed according to the laws of the State of Ohio.

     If the foregoing correctly sets forth the agreement between you and the Company, please sign and return to me the enclosed copy of this letter.


                                            Very truly yours,




                                            Robert J. Farling
                                            Chairman and Chief Executive Officer





AGREED:



Donald C. Shelton